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FOR IMMEDIATE RELEASE


Contact:                   BEN SINGER                    RIA MARIE CARLSON
                           PACIFICARE HEALTH SYSTEMS     FHP INTERNATIONAL
                           MEDIA RELATIONS               MEDIA RELATIONS
                           (714) 229-2825                (714) 378-5750

                           WAYNE LOWELL                  CHARLIE ELDREDGE
                           PACIFICARE HEALTH SYSTEMS     FHP INTERNATIONAL
                           INVESTOR RELATIONS            INVESTOR RELATIONS
                           (714) 952-1121, EXT. 3200     (714) 825-6905


            PACIFICARE HEALTH SYSTEMS ANNOUNCES AGREEMENT TO ACQUIRE
                          FHP INTERNATIONAL CORPORATION

           ORANGE COUNTY, CALIFORNIA HEALTH PLANS TO CREATE ONE OF THE
              NATION'S LARGEST MANAGED HEALTH CARE SERVICES COMPANY
                           IN TERMS OF PREMIUM REVENUE


CYPRESS, CALIF., AUGUST 5, 1996 -- PacifiCare Health Systems, Inc., (NASDAQ:
PHSYA and PHSYB) and FHP International Corporation (NASDAQ: FHPC and FHPCA) announced today that PacifiCare has entered into a definitive Agreement and Plan of Reorganization with FHP International, the Fountain Valley-based health care services company, in which PacifiCare will acquire FHP. The combined company will serve nearly 4 million commercial and Medicare members in 15 states and Guam. Revenue of the combined company would total more than $8.5 billion. The transaction is subject to various federal and state regulatory approvals, approval of the stockholders of both companies, and other customary conditions.

The Boards of both companies unanimously approved the proposed 2.1 billion dollar transaction this weekend. Terms of the transaction call for holders of FHP Common Stock to receive a package of consideration equal, at present market prices, to approximately $35.00 per share of FHP Common Stock held of which $17.50 per FHP share of the total consideration will be paid in cash. PacifiCare will also issue to holders of FHP Common Stock a total of 2,300,000 shares of PacifiCare's Class A Common Stock, with the remainder being paid in shares of PacifiCare's Class B Common Stock.

Common and Preferred shareholders will also receive rights to purchase FHP's ownership of the stock of Talbert Medical Management Corporation, to be distributed following the completion of the merger.

The transaction will be accounted for as a purchase and is designed to qualify as a tax-free exchange for the stock portion, according to PacifiCare officials.

The current operations of PacifiCare in California, Florida, Oklahoma, Oregon, Texas and Washington will be expanded to include operations in


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Arizona, Colorado, Illinois, Indiana, Kentucky, New Mexico, Nevada, Ohio, Utah
and Guam.

"This is an extraordinary and unique opportunity," said Alan Hoops, PacifiCare's president and chief executive officer. "The combination of two of the country's leading managed health care services companies will result in better and more comprehensive services for our members, with a significant concentration in the western United States. With this transaction, PacifiCare will have a membership and revenue platform to set a new standard for managed care now and in the future -- one that makes it easier for doctors to do what they do best, practice quality medicine. We look forward to more broad-based partnerships with physicians and improved services to consumers.

"We and FHP have had much in common," said Hoops. "Our strategies, markets and philosophy towards prepaid health care provide a solid foundation for improvement in both the cost and quality of health care services. I believe these similarities will be pivotal in our success in merging these two companies, producing an even more stronger new company."

"For our members and physician partners, I truly believe this will benefit them in the near and, more important, long term," added Westcott W. Price, III, FHP's president and CEO. "PacifiCare has demonstrated its ability to succeed through its expanding efforts and we have always respected them. PacifiCare has been an innovative company -- achieving success through the growth of its Medicare risk plan, Secure Horizons, and through its relationships with physician groups that comprise its provider networks in six states. We are confident these qualities will make them an excellent steward for our membership and partner with our providers."

Price noted that FHP shareholders will also receive the opportunity to acquire Talbert Medical Management Corporation stock. "Talbert will be a separately functioning operation from FHP though owned by FHP shareholders," said Price. "They will also continue to provide care to our members throughout the transition period and ultimately be a contract provider in PacifiCare's network."

FHP International Corporation is a diversified health care services company which, through its HMO subsidiaries, serves nearly 1.9 million members in 11 states and Guam. The company also operates a health and life indemnity insurer, a workers' compensation insurer, and a national preferred provider organization. FHP is one of the largest providers of health care services for Medicare beneficiaries in the United States.

PacifiCare Health Systems is one of the nation's leading managed health care services companies. Primary operations include managed care products for employer groups, and Medicare and Medicaid beneficiaries in California, Florida, Oklahoma, Oregon, Texas and Washington serving 2 million members. Other specialty managed care operations include Medicare risk management services, pharmacy benefit management, military health care management, coordination of managed care products for multi-region employers, health


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and life insurance, behavioral health, dental and vision services and health promotion.

PacifiCare has received a commitment letter from Bank of America to provide financing for the transaction. Acting as financial advisors for the parties involved in this transaction were: Dillon, Read & Co., Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Dean Witter Reynolds Inc.


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THERE WILL BE A MEDIA TELECONFERENCE TODAY AT 11:00. (PDT) WITH REPRESENTATIVES
FROM BOTH COMPANIES. THE PNONE NUMBER TO PARTICIPATE ON THE CALL IS 1-800-434-3018.




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